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NEWS

TEAM, INC.	For immediate release
P. O. Box 123	contact: Ted W. Owen
Alvin, Texas 77512	(281) 331-6154

TEAM, INC. REPORTS 2nd QUARTER EARNINGS AND AFFIRMS FULL YEAR GUIDANCE

ALVIN, TX, January 5, 2010—- Team, Inc., (NASDAQ: TISI) today reported net income of $5.8 million ($0.30 per diluted share) for its second quarter ended November 30, 2009. Results for the quarter included pre-tax, non-routine legal and accounting costs of $1.2 million ($.04 per diluted share, after tax) related to an ongoing, independent investigation. Excluding the non-routine costs, net income would have been $6.6 million ($0.34 per diluted share). Revenues for the six months ended November 30, 2009 were $224.2 million and net income for the same period was $7.0 million ($0.36 per diluted share), or $8.4 million ($0.43 per diluted share) excluding the non-routine charges relating to the investigation. The Company also affirmed its full year earnings guidance of $0.85 to $1.05 per diluted share (excluding the effect of the non-routine charges).

“I am generally pleased with the performance of our business in this weak economic climate. Our focus has been on managing our costs, maintaining our profitability, expanding our financial flexibility, and staying well-positioned for continued long-term business growth,” said Phil Hawk, Team’s Chairman and CEO.

Second Quarter Performance

Team’s revenues during the quarter were $123.3 million, down $25.5 million from the record setting corresponding prior year quarter. Similarly, revenues for the six months ended November 30, 2009 were $224.2 million, down $47.9 million from the prior year. The comparable prior year results represented the best results in Team history as the effects of the current recession were not felt by Team until later in the prior fiscal year. The decline in revenues during the current fiscal year was broad based, affecting nearly all of Team’s geographic regions and service lines.

Team’s operating income for the current quarter was $10.3 million, earnings before income tax was $9.6 million and net income was $5.8 million. These results include non-routine outside professional costs of $1.2 million related to an external investigation. Excluding the non-routine costs, operating income would have been $11.5 million, and net income would have been $6.6 million. Team’s operating income for the six months ended November 30, 2009 was $12.9 million, and net income was $7.0 million. Excluding non-routine costs of $2.3 million for the current six month period, operating income would have been $15.2 million, and net income would have been $8.4 million.

Actions taken to reduce Team’s overall cost structure and improve efficiency in both its field service and corporate support activities contributed to the Company’s performance. SG&A for the current quarter, when adjusted for the non-routine investigation costs, decreased $3.9 million compared to the prior year quarter.

As previously reported, the Audit Committee is conducting an independent investigation regarding possible violations of the Foreign Corrupt Practices Act (“FCPA”) in cooperation with the U.S. Department of Justice and the Securities and Exchange Commission. While the investigation is ongoing, management continues to believe that any possible violations of the FCPA are limited in size and scope. The investigation is now expected to be completed during the first calendar quarter of 2010. The total professional costs associated with the investigation are now projected to be about $3.0 million.

Team Affirms Full Year Guidance

Team is affirming its earnings guidance of $0.85 to $1.05 per fully diluted share for fiscal year 2010. Such guidance excludes the impact of the non-routine investigation costs. Earnings guidance is based on the expectation that revenues in the second half of the year will be approximately 10% higher than in the first half of the year.

Earnings Conference Call

In connection with this earnings release, Team will hold its quarterly conference call on Wednesday, January 6, 2010 at 8:00 a.m. Central Time (9:00 a.m. Eastern). The call will be broadcast over the Web and can be accessed on Team’s Website, www.teamindustrialservices.com. Individuals wishing to participate in the conference call by phone may call 877-826-1586 and use conference code 26083904.

About Team, Inc.

Headquartered in Alvin, Texas, Team Inc. is a leading provider of specialty industrial services required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 100 locations throughout the United States, Angola, Belgium, Canada, Singapore, The Netherlands, Trinidad and Venezuela. Team’s common stock is traded on the NASDAQ Global Select Market under the ticker symbol “TISI”.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company's Annual Report on Form 10-K for the year ended May 31, 2009 and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise.

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF OPERATING RESULTS
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$123,292	$148,752	$224,229	$272,090
Operating expenses	83,844	98,667	155,347	182,896
Gross margin	39,448	50,085	68,882	89,194

Selling, general and administrative expenses	29,403	32,132	56,432	61,790
Earnings from unconsolidated affiliates	232	411	491	675
Operating income	10,277	18,364	12,941	28,079

Interest expense, net	697	1,378	1,502	2,825
Earnings before income taxes	9,580	16,986	11,439	25,254

Provision for income taxes	3,739	6,769	4,473	10,080
Net income	$5,841	$10,217	$6,966	$15,174

Earnings per common share:
Basic	$0.31	$0.54	$0.37	$0.81
Diluted	$0.30	$0.51	$0.36	$0.76

Weighted average number of shares outstanding:
Basic	18,925	18,823	18,890	18,752
Diluted	19,492	19,853	19,442	19,881

Continuing operations data:

Revenues comprised of:
TCM Division	$71,322	$76,126	$128,626	$141,381
TMS Division	51,970	72,626	95,603	130,709
	$123,292	$148,752	$224,229	$272,090

Gross margin comprised of:
TCM Division	$22,319	$23,465	$38,800	$43,534
TMS Division	17,129	26,620	30,082	45,660
	$39,448	$50,085	$68,882	$89,194

Operating income comprised of:
Industrial services	$16,162	$23,003	$24,489	$37,568
Earnings from unconsolidated affiliates	232	411	491	675
Non-routine investigation costs	(1,204)	-	(2,306)	-
Corporate	(4,913)	(5,050)	(9,733)	(10,164)
	$10,277	$18,364	$12,941	$28,079

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
NOVEMBER 30, 2009 AND  MAY 31, 2009
(in thousands)

	November 30,	May 31,
	2009	2009
	(unaudited)

Current assets	$150,590	$156,637

Property, plant and equipment, net	58,049	59,582

Other non-current assets	62,355	59,702

Total assets	$270,994	$275,921

Current liabilities	$38,121	$46,792

Long term debt net of current maturities	67,206	76,689

Other non-current liabilities	6,725	5,939

Stockholders' equity	158,942	146,501

Total liabilities and stockholders' equity	$270,994	$275,921